ADDENDUM TO

TRANSFER AGENCY AND REGISTRAR SERVICES AGREEMENT

This Addendum (this “Addendum”), is made as of July 29, 2019, by and between Highland Income Fund (formerly, Highland Floating Rate Opportunities Fund), a Massachusetts business trust (the “Company”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

WHEREAS, the parties entered into that certain Transfer Agency and Registrar Services Agreement (the “Agreement”), dated as of November 3, 2017; and

WHEREAS, the parties now desire to supplement the Agreement as more fully described herein.

NOW THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties hereby execute this Addendum in order to supplement the Agreement as follows:

1.     Definitions. Except as set forth herein, all of the terms and conditions of the Agreement shall remain in full force and effect. In the event of conflicting or additional terms between the terms of the Agreement and this Addendum, the terms of this Addendum shall prevail over those in the Agreement with respect to the subject matter hereof. Any capitalized term used in this Amendment shall have the same meaning as in the Agreement unless the context herein specifically states otherwise.

2.     Additional Classes of Securities. The Company hereby appoints AST to act as sole transfer agent and registrar for Series A Preferred Shares issued by the Company and AST hereby accepts such appointment. In order that the Series A Preferred Shares may be designated as a new class of Shares under the Agreement, including, without limitation, any and all schedules an exhibits thereto, the Company agrees and binds itself to the terms and conditions thereof with respect to the Series A Preferred Shares and acknowledges that by the execution and delivery of this Addendum, it shall assume all of the obligations and shall be entitled to all of the rights, duties and obligations with respect to a class of Shares, as if the Series A Preferred Shares were an original designated class of Shares under the Agreement.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC		HIGHLAND INCOME FUND

By:	/s/ Michael A. Nespoli	By:	/s/ Frank Waterhouse
	Name: Michael A. Nespoli		Name: Frank Waterhouse
	Title: Executive Director		Title: Treasurer, Principal Executive
Officer and Principal Financial and
Accounting Officer

AST | 6201 15th Avenue, Brooklyn, NY 11219 T 718.921.8200 info@astfinancial.com